EXHIBIT 14.1

Code of Ethics

Quick Tip: When in doubt, ask your supervisor.

The CSB Code of Ethics (this “Code”) covers a wide range of business practices and guidelines. While it does not cover every issue that may arise, this Code outlines principles to guide team members of both CoastalSouth Bancshares, Inc. and Coastal States Bank (collectively the “Company”). Additionally, all team members, directors and designated agents of the Company are responsible for conducting themselves in accordance with the applicable provisions of this Code. Team members, directors and agents must seek to avoid even the appearance of improper conduct.

We believe in doing the right thing in every aspect of our business and we recognize our duty to act in a manner of public trust and confidence, therefore the Company, all team members, directors and agents will comply with both the letter and the spirit of all applicable laws, rules and regulations.

Team members who violate the standards in this Code will be subject to disciplinary action up to and including termination. Violations of this Code by board members or agents will be referred to the Corporate Governance Committee for review and decision. Additionally, certain officer levels may be asked annually by the CFO to disclose material business interests as well as other required regulatory disclosures. These disclosures will be used confidentially to monitor for conflicts of interest and to ensure compliance with applicable regulations.

This Code and additional information is made available to every team member online through the Company’s website as well as made available during the onboarding process and presented to team members and directors for re-acknowledgement annually thereafter. Any questions regarding this Code or specific situations should be discussed with your supervisor and/or Human Resources. Other stakeholders or areas of oversight such as Risk Management and/or Board Committee(s) may be included in such discussions as appropriate. In instances where the proper and ethical course is still unclear, counsel from attorneys will be sought.

Compliance with Laws, Rules and Regulations: Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. The financial services industry is subject to extensive regulation by a number of federal and state agencies responsible for the administration and enforcement of a variety of important statutes. The Company is committed to full compliance with these statutes and the rules and regulations promulgated under them by the regulatory agencies. The Company will abide by the highest standards of integrity in our interaction with these agencies. All team members and directors must respect and obey the laws and all applicable rules and regulations of the cities, states and countries in which the Company operates. Although team members are not expected to know the details of each law, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Discovery and Disclosure of Violations: All directors, agents and team members are obligated to see that the necessary information concerning any breach of the ethics code within the organization reaches the appropriate level of oversight. The CFO should be kept aware, at all times, of any violation or potential violation of this Code.

It is important to note discipline may be imposed upon any supervisor whose lack of supervision, diligence or awareness of the provisions of this Code directly or indirectly contributed to such violation, who fails to respond appropriately to a report of a possible violation, or who fails to cooperate with any investigation of a reported possible violation. Additionally, any violation of this Code that is also a violation of law may result in criminal prosecution of the individual(s) involved.

The Company does not permit retaliation of any kind against directors, agents or team members for bringing problems concerning corporate accountability to the attention of the appropriate personnel. The Company will investigate all reports confidentially, promptly, thoroughly, and impartially, and will take appropriate remedial steps, including disciplinary action, if a violation is found. The Company will ensure no retaliatory action is taken against any director, agent or team member for utilizing this process. When conducting its investigation, the Company will disclose the nature and parties involved in the report only on a limited, need-to-know basis.

The Company will follow up with the informant with updates of any corrective action deemed appropriate, and again later to ensure that any measures taken have been effective and to reaffirm the informant is not subject to retaliation for coming forward. The Company strictly prohibits any retaliation for reporting a possible violation of law, ethics or company policy, no matter whom the report concerns.

Informants have several reporting options. You may speak to a member of the Management Committee or to the Director Human Resources. If you would prefer to speak to an independent third party on a confidential and anonymous basis you may reach out to CSB’s toll free 24/7 hotline by calling (833)236-2156 or by sending an email to coastalstatesbank@getintouch.com.

Waivers: Each of the Board of Directors (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or executive officer shall be publicly disclosed as required by SEC and Nasdaq rules.

Conflicts of Interest: All team members and directors should avoid any action or interest that conflicts or gives the appearance of a conflict with the Company’s interests. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a team member or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a team member or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

It is almost always a conflict of interest for a team member to work simultaneously for a competitor, customer or supplier. Team members are not allowed to work for a competitor as an employee, a consultant or a board member. Team members generally should avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company. For this purpose, “business connection” excludes the retail purchase of consumer goods at prices available to the general public and the ownership of investments of less than 1% of the outstanding equity securities of a publicly-traded company.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be straightforward. Team members or directors who have questions about potential areas of conflict should consult their supervisor and/or the Human Resources, as appropriate.

If you are aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, manager or other appropriate personnel or consult the procedures described in “Discovery and Disclosure of Violations” above in this Code.

Improper Transactions, Reporting & Recordkeeping: The Company expects its directors, agents and team members, particularly in their preparation of the Company’s reports and disclosures, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts. The Company further expects directors, agents and team members to not fraudulently influence, coerce, or mislead anyone or interfere with any auditor engaged in the performance of an audit of the Company’s financial statements or accounting books and records. All financial reports, accounting records, auditing records, research reports, expense reports, timesheets and other similar documents must accurately and clearly represent the relevant facts or the true nature of the transactions memorialized therein.

To guarantee the accuracy of the Company’s books and records, the following principles should be observed:

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All transactions or conduct of Company business must be properly reflected in the Company’s books.
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No secret, unrecorded funds of Company money or other assets may be established or maintained.
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Any payment is prohibited if no record of its disbursement is entered in the Company’s accounting records.
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Making false and fictitious entries in the books or records of the Company or issuing false or misleading documents is prohibited, and in most circumstances, will constitute a criminal offense.
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Engaging in transactions that facilitate money laundering or result in unlawful diversion is prohibited, and in most circumstances, will constitute a criminal offense.
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Full, fair, accurate, timely and understandable disclosure in the Company’s reports filed with, and other submissions to, any public entity or any other public communications made by the Company.
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Compliance with applicable governmental laws, rules and regulations.
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Records should always be retained or destroyed according to the Company’s record retention policies.

Directors, agents and team members with concerns regarding Accounting Matters should refer to the CSB Team Member Complaint Procedures for Accounting and Auditing Matters (also known as Whistleblower Policy). Directors, agents and team members may report their concerns directly to any member of the Audit Committee and/or may forward complaints on a confidential and anonymous basis to CSB’s toll free 24/7 hotline by calling (833) 236-2156 or by sending an email to coastalstatesbank@getintouch.com.

Confidential Information: Directors, agents and team members must maintain the confidentiality of information entrusted to them by the Company or its customers, except when required by laws or regulations. Confidential Information includes all non-public information that may be of use to competitors; or harmful to the Company or its customers, if disclosed; certain proprietary information of the Company and any other sensitive information related to the Company.

Corporate and financial information that would impair the Company’s competitive position is confidential and should not be discussed unless it has already been reported to the public.

Information pertaining to clients, team members, directors and corporate financial business, are also considered confidential. Divulging information about a client’s business, about the Company’s corporate and financial business, or about team members and directors, in any way will be cause for immediate dismissal or severe disciplinary action. The obligation to preserve confidential information continues even after employment ends.

Confidential information acquired through the course of employment about the Company and its clients and suppliers is to be used solely for banking purposes and not as a basis for furthering a private interest or as

a means of making a profit. A director, agent or team member must not disclose confidential information of one client to another client or to any other outside party.

Disclosure to other Company team members should be kept to a minimum on a need-to-know basis. The Company’s General Counsel should be notified immediately in the event of a subpoena or other legal process requiring the organization to disclose certain client information.

Personnel records are confidential and will not be released to third parties without the team member’s authorization, unless subpoenaed. The Company will keep all team member’s records private and confidential and appropriately stored. Personnel files will contain only appropriate information and will be available to those authorized and only for legitimate bank purposes. A team member’s compensation should not be discussed or divulged to another individual or fellow team member; only authorized personnel may know and discuss this private information.

Divulging information about a team member’s compensation and benefits package without proper authorization will be cause for severe disciplinary action, up to and including immediate dismissal (except when it is done with the expressed purpose of organizing and collective bargaining as it pertains to the National Labor Relations Act).

Corporate Opportunities: Team members and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position. No team member or director may use corporate property, information, or position for improper personal gain, and no team member or director may compete with the Company directly or indirectly. Team members and directors have a responsibility to the Company to advance its legitimate interests when the opportunity to do so arises.

Proprietary Information, Products, Services, and Other Property: All directors, agents and team members are expected to protect the Company’s ownership of property and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Additionally, Company equipment should not be used for non-Company business.

The obligation of team members and directors to protect Company’s ownership of property includes the Company’s proprietary information, products and services. Proprietary information includes intellectual property, trade secrets, as well as business, marketing and service plans, designs, databases, records, and any unpublished financial data and reports. Unauthorized use or distribution of proprietary information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

The misuse or removal from Company facilities of furnishings, equipment, proprietary information and supplies is prohibited, unless specific authorization has been given by a member of Management Committee. This applies equally to other property created, obtained, or copies by the Company for its exclusive use such as client lists, files, personnel information, reference materials and reports, computer software, data processing systems, and data bases. Neither originals nor copies may be removed from the Company’s premises or used for purposes other than bank business without prior authorization. Unauthorized use or distribution of the above mentioned violates Company policy and could also be illegal and result in civil or even criminal penalties.

Competition and Fair Dealing – Gifts, Fees, Legacies, and Loans: This Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each team member and director should endeavor to respect and deal fairly with the Company’s customers, suppliers, competitors and their employees. No team member or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The Crime Control Act of 1984 makes it a felony for a bank (or bank holding company) director, agent or team member to accept anything of value in exchange for favorable treatment in any type of bank transaction. The statute makes it a crime for the giver of the gift, as well as the receiver of the gift.

The Act expanded the types of transactions to not only include loan transactions, but any transaction including those of suppliers, professional advisors (attorneys, accountants, etc.), and other day-to-day banking functions with clients or potential clients. Violation of the statute constitutes a felony whenever the giving or receiving of something is in excess of $100. Under $100 would be a misdemeanor.

When the benefit is given or received as a result of a banking transaction and is intended as a “quid pro quo” (giving of one consideration) then the statute would be violated. However, the statute does not prohibit the receipt of gratuities or favors of nominal value ($50 should be used as a guide) when it is clear from the circumstances that (1) the client is not trying to exert any influence over the Company official in connection with the transaction, and (2) the gratuity or favor is unsolicited.

The penalty for violation of the felony statute is a fine of $5,000 or three times the “bribe,” whichever is greater, or up to five years in jail, or both. The penalty for a misdemeanor under the statute is a fine of not more than $1,000 or imprisonment for not more than one year, or both.

A director, agent or team member must not accept a loan from a bank client or supplier. This prohibition does not apply to loans from banks or other financial institutions on customary credit needs such as a home mortgage and/or consumer credit loans. A team member must not receive anything of value for making a loan. A team member must not accept a fee for performance of any act that the Company could have performed.

The purpose of business entertainment and gifts in a business setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company team member, family member of a team member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. This does not apply to gifts from relatives, food, or entertainment at a luncheon or business meeting, advertising or promotional materials of nominal value, awards by civic or charitable organizations, or gifts of nominal value on special occasions such as holidays.

A director, agent or team member must not sell anything to a client at a value in excess of its worth nor will he or she purchase anything from a client at a value below its worth. A director, agent or team member must refuse any legacy or bequest or refuse to serve personally as executive, trustee, or guardian of an estate or trust of a bank client except where the client is a close relative of the team member. Additionally, payments, gifts or other favors given to a government official are strictly prohibited as it may appear to be a means of influence or a bribe.

A director, agent or team member may not do indirectly what he or she is prohibited from doing directly, to include, but not limited to arranging to have a member of his or her family accept a gift from a client, etc. A director, agent or team member of the Company should decline any gift where there would be even the slightest implication of influence on future business dealings. Directors, agents or team members should notify a member of Management Committee disclosing any instances where they have been offered or have received anything of value in exchange for favorable treatment. Also, a director, agent or team member should disclose any potential conflicts of interest.

Lavish gifts must be returned or refused with an explanation that this Code prohibits their acceptance. In some circumstances, it may be too awkward to refuse or return a gift that is outside the limits of the Code. In such cases, the gift can be accepted and donated to a charity, school or like organization. Such gifts must be reported to the CFO who will retain records of such instances.

Personal Finances & Conduct: Directors, agents and team members are expected to maintain their personal affairs in a manner which will favorably reflect on the reputation of the Company. This is required so there is no loss of confidence due to personal financial conditions, which include excessive debt or tardiness in payment history, bankruptcy, or improper handling of accounts.

Garnishments and assignment of wages are evidence of improperly managed personal affairs. Repeated garnishments (depending on state laws) may be cause for disciplinary action up to dismissal. Annually, by March 31, all directors and executive officers will complete and forward a personal financial statement to the CEO. All financial statements will be reviewed to ensure no loss of confidence due to personal financial condition.

Abuse of account privilege granted at the bank is prohibited. Abuse of these privileges would include exceeding the Company’s guidelines for overdrafts (a day in which an account has a negative balance) or any manipulation of account balances including, but not limited to kiting. If there are insufficient funds in a director, agent or team member account, or the available line of credit is insufficient, the negative balance should be rectified the same day. All account relationships with Company must be handled in an exemplary manner. Additionally, evidence of abuse of account relationships at other banks may result in disciplinary action.

In no instance shall anyone engage in a course of action, which if it were made public would be an embarrassment to the Company. Accordingly, any director, agent or team member who commits a dishonest, criminal act or breach of trust may be dismissed. If a director, agent or team member is under investigation for a suspected dishonest, fraudulent or other criminal act, suspension may be considered necessary when it is felt that the suspect should not perform his/her regular duties pending an investigation.

Discrimination: The Company is committed to hiring and promoting to the highest levels qualified individuals, regardless of race, sex, religion, color, national origin, age, disability or any other unlawful reason. Our commitment to equal employment opportunity for all applicants and team members at all levels reflects our core values, as well as respect for the law and our duty to our clients, shareholders, suppliers, contractors and business partners. Decisions concerning any aspect of employment violate this commitment if race, sex, religion, color, national origin, age, disability, or any other unlawful reason (including but not limited to pregnancy, HIV status, sexual orientation, gender identity, marital status, past or present military service) is a factor in the decision. We comply with laws regarding employment of immigrants and noncitizens and provide equal employment opportunity to everyone who is legally authorized to work in the applicable location. We provide reasonable accommodations to applicants and team members with known disabilities unless doing so would result in an undue hardship to the Company.

Employment decisions such as hiring, job assignment, transfer, training, promotion and discipline will be based on Company needs, legitimate job-related factors and individual qualifications.

Anyone with questions or concerns about any type of discrimination in the workplace are encouraged to bring these issues to the attention of the Director of Human Resources. Team members can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including termination of employment.

Harassment: The Company’s non-harassment policy is designed to protect directors, agents and team members from discrimination, harassment or retaliation in the workplace, and to help maintain a pleasant, respectful, productive and successful work environment. Everyone has the right to work in an environment free from harassment, regardless of whether the harasser is a co- worker, supervisor, manager, customer, vendor, director, agent or visitor. Harassment includes offensive verbal conduct such as foul or obscene language, epithets, suggestive statements or innuendo, derogatory comments, or “jokes.” Harassment also includes touching, gestures, or other offensive physical conduct, or creating, displaying, or reading offensive graphic, written, or electronic materials or messages in the workplace that relate to sex, race, religion, color, national origin, age, disability, gender identity, sexual orientation or other unlawful reason. Any of these behaviors is considered harassment if it makes a reasonable person experiencing the conduct uncomfortable in the workplace, or if it hinders the person’s job performance. In addition, inappropriate conduct that occurs outside the workplace, but which affects the workplace, is also prohibited. Harassment also occurs when submission to the kind of conduct described above is a term or condition of an individual’s employment, or submission to or rejection of such conduct is used as the basis for job decisions affecting the individual, such as hiring, promotion or discipline.

Investments: It is improper for a director, agent or team member to invest in a client’s business unless the interest is acquired through a public stock exchange, and the Company has no access to confidential information or material inside information. Speculative investments such as margin buying, short accounts, puts, calls, or combinations are strongly discouraged.

Outside Activities: Acceptance of outside employment and participation in the affairs of outside organizations must be reported to the Human Resources Department. Team members should not be involved in any outside employment or activity that significantly detracts from their time or attention at work or adversely affects the quality of their work. Approval for outside employment will normally be granted unless such employment is not consistent with the best interest of the Company. The Company applies this policy consistently to all team members and in compliance with all applicable employment and labor laws. Certain circumstances may require Management Committee approval. Specific types of outside activities that raise conflict-of-interest questions include, but are not limited to, the following:

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Team member or independent contractor for a competitor of the Company.
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Preparation of an audit of statements to be presented to the Company to secure a loan.
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Publication of books or articles for a fee.
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Rendering investment counsel based on information, reports, or analysis prepared for or by the Company.
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Rendering accounting services.
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Drawing of wills or practicing law.
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Ownership or benefitting from the sale of Company equipment, supplies or facilities.
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Performing a service that the Company itself could perform.
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Purchasing any property that the Company has obtained through foreclosure or repossession.
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Ownership interest in any type of business, directly or indirectly, that would adversely influence a decision on behalf of the Company.

Advertising & Communications: Accurately representing our Company’s products and services in our marketing, advertising and sales materials is of the utmost importance. Deliberately misleading messages, omissions of important facts or false claims about our products, individuals, competitors or their products, services or team members are inconsistent with our values. Sometimes it is necessary to make comparisons between our products and our competitors, however when we do, we will make factual and accurate statements that can be easily verified or reasonably relied upon.

Directors, agents and team members are not authorized to speak with the media. All media inquiries requesting official Company comment must be referred to the CEO. Only the CEO, CFO, General Counsel and the Marketing & Communications Manager are authorized to make or approve public statements on behalf of the company or its operations. No team members, unless specifically designated by the CEO are authorized to make statements on behalf of the company. Any team member wishing to write and/or publish an article, paper, or other publication on behalf of the Company must first obtain approval from the CEO before publication. This includes online forums, social media sites, blogs, chat rooms and bulletin boards. To ensure professional handling, all media requests should be directed to the CEO and requests from financial analysts, stockholders, and industry analysts should be forwarded to the CFO.

Advice and Referrals: Nothing should be said in a discussion with a client that could be interpreted as the giving of legal advice. It is also the Company’s policy to respect the established professional relationships our clients may have with their chosen attorney, accountant or other advisors. Should a client request advice on professional choices, a list of those references should be provided without sharing a preference. If a referred professional is a director, stockholder, or significant client of the bank, that fact should be disclosed on the list.